Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into by and between Bobby V’s Original Westshore Pizza, LLC, a Florida limited liability company, (the “Company”), and Robert Vasaturo, Jr. (“Employee”) effective as of August 31, 2011 ("Start Date").

RECITAL

The Company desires to employ Employee, and Employee is willing to accept employment by the Company, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto hereby agree as follows:

Section 1.  Position.  During the term of this Agreement, Employee agrees to be employed by and to serve the Company as its chief operating officer, to perform such duties consistent with such position and as may be assigned to him from time to time by the Board of Directors.  Employee’s principal place of business with respect to his services to the Company shall be 4802 West Bay Court Avenue, Tampa, Florida; provided, that Employee agrees to undertake such travel as may be required in the performance of his duties.  All travel expenses of Employee shall be reimbursed in accordance with Section 16(c) below.

Section 2.  Supervision and Direction. Employee shall carry out his duties under the general supervision and direction of and shall report to the chief executive officer and the Board of Directors of the Company in accordance with the Company’s policies, rules and procedures in force from time to time.

Section 3.  Transactions and activities requiring approval by parent.  At all times prior to the satisfaction in full of that certain Secured Promissory Note dated of even date herewith executed by Bella Petrella’s Holdings, Inc. in favor of Bobby V’s Pizza, Inc. in the original principal amount of $553,151.10 (the “Note”), Employee shall advise Bella Petrella’s Holdings, Inc. of any change in the operations of the Company, granting of franchises and territories and the terms thereof, repurchase of franchises, payments out of Company funds and actions and transactions outside of the ordinary course of business as it has been conducted.

Section 4.  Financial controls.  Prior to full payment of the Note, Employee shall have full control over the bank accounts(s) of the Company, the funds in such accounts being disbursed first in payment of recurring expenses consistent with past practice, second in payment of compensation under this Agreement, and third in payment of all further distributions to Employee, provided that the Company’s corporate parent shall have full and timely access to all bank account, financial and operating records of the Company, including access thereto by independent public accountants selected by the Company’s corporate parent for purposes of auditing the Company’s financial statements.

Section 5.  Time Required.  Employee shall devote part of his full time, attention, skill and efforts to his tasks and duties hereunder to the business and affairs of the Company, the balance of his full time, attention, skill and efforts being devoted to the business and affairs of Philly Westshore Franchising Enterprises, Inc. and Vasaturo Real Estate Holdings, LLC.  Without the prior written consent of the Company, Employee shall not provide services for compensation to any other person or business entity, other than Philly Westshore Franchising Enterprises, Inc. and Vasaturo Real Estate Holdings, LLC, during the Term of his employment by the Company, as defined in Section 4, or engage in any other business activity, whether or not such other business activity is pursued for profit or pecuniary advantage unless approved by the Board of Directors, provided, that neither investing in the public stock market for his personal account and benefit nor devotion of time and effort as a volunteer to not for profit, charitable and similar organizations shall be deemed "business activity" for purposes of this Section.

Section 6.  Term of Employment. The term of employment under this Agreement (the “Term”) shall begin on Start Date and shall continue through seven calendar years after the Start Date (the last day of such seven-year period being the “Expiration Date”), unless earlier terminated in accordance with Sections 7, 8, 9 and 10 or extended pursuant to the following sentence.  Unless written notice is given by the Company or by Employee to the other at least ninety days prior to the Expiration Date (or any later date to which the Term shall have been extended in accordance with this Section 6) advising that the one giving such notice does not desire to extend or further extend this Agreement, the Term shall automatically be extended for additional, successive one-year periods without further action of either the Company or Employee.

Section 7.  Termination for Cause. Subject to the provisions of Section 11 hereof, termination for Cause (as defined in Section 13) may be effected by the Company at any time during the Term of this Agreement and shall be effected following approval by the Board of Directors (approval by only one director being required if and when Employee is one of two directors) by written notification to Employee stating the reason(s) for termination.  Such termination shall be effective immediately upon the giving of such notice, unless the Board of Directors shall otherwise determine.  Upon Termination for Cause, Employee shall be paid all accrued salary and salary to accrue to the original Expiration Date of this Agreement (or to which it has been extended), bonus compensation to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder prior to such termination.

Section 8.  Voluntary Termination.  In the event of a Voluntary Termination (as defined in Section 13), the Company shall pay to Employee all accrued salary and salary to accrue to the original Expiration Date of this Agreement (or to which it has been extended), bonus compensation to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination, but no other compensation or reimbursement of any kind, including without limitation, severance compensation.  Employee may affect a Voluntary Termination by giving sixty days’ prior written notice of such termination to the Company.

Section 9.  Termination by Death.  In the event of Employee’s death during the Term of this Agreement, Employee’s employment shall be deemed to have terminated as of the last day of the month during which his death occurs and the Company shall pay to his estate or such beneficiaries, as Employee may from time to time designate, all accrued salary and salary to accrue to the original Expiration Date of this Agreement (or to which it has been extended), bonus compensation to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay and any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of death.  In addition, Employee shall be entitled to the insurance benefits set out in Section 16(d) hereof.

Section 10.  Termination by Reason of Disability.  If, during the Term of this Agreement, a physician selected by the Company certifies that Employee has become physically or mentally incapacitated or unable to perform his full-time duties under this Agreement, and that such incapacity has continued for a period of 180 calendar days within any period of 365 consecutive days, the Company shall have the right to terminate Employee’s employment hereunder by written notification to Employee, and such termination shall be effective on the seventh day following the giving of such notice (“Termination by Reason of Disability”).  In such event, the Company will pay to Employee all accrued salary and salary to accrue to the original Expiration Date of this Agreement (or to which it has been extended), bonus compensation to the extent earned, any benefits under any plans of the Company in which Employee is a participant to the full extent of Employee’s rights under such plans, accrued vacation pay, any appropriate business expenses incurred by Employee in connection with his duties hereunder, all to the date of termination.  In addition, Employee shall be entitled to the insurance benefits set out in Section 16(d) hereof.

Section 11.  No-termination Period.  Section 7 through Section 10 shall not be effective, and the Company shall not terminate Employee for any reason, until after the Note has been satisfied in full.

Section 12.  Employee’s Obligation Upon Termination.  Upon the Termination of Employee’s employment for any reason, Employee shall within ten days of such termination return to the Company all personal property and proprietary information in Employee’s possession belonging to the Company.  Unless and until Employee has complied with this Section (which shall be determined by the Company's standard termination and check-out procedures), the Company shall have no obligation to make any payment of any kind to Employee hereunder.

Section 13.  Definitions.  For purposes of this Agreement the following terms shall have the following meanings:

(a)  “Termination for Cause” shall mean termination by the Company of Employee’s employment by the Company by reason of:

(i)  A final judicial or arbitration determination of Employee’s willful dishonesty towards, fraud upon, or breach of fiduciary duty to, the Company, or that Employee has been convicted of an act of moral turpitude or a felony (excluding a felony relating to motor vehicles);

(ii)  Employee’s material breach of this Agreement, including any Exhibit hereto, or any other agreement to which Employee and the Company are parties, which breach shall not have been cured within fifteen (15) days of Employee’s receipt of written notice thereof from the Company;

(iii)  Employee’s use or possession of illegal drugs at any time, use of alcoholic beverages during working hours or on Company property except when specifically allowed by a company sponsored function, illegal use of prescription drugs during working hours or on Company property or Employee reporting to work (which includes activities away from Company offices) under the influence of illegal drugs, alcohol or illegally used prescription drugs;

 (iv)  Any material violation of any rule, regulation or policy of the Company by Employee or Employee’s failure to follow reasonable instructions or directions of the chief executive officer or Board of Directors of the Company (as it relates to the Employee’s written job description) or any policy, rule or procedure of the Company in force from time to time; provided, that Employee shall have fifteen days to cure such violation upon written notice of his violation described in reasonable detail.  Any changes to Company policies, rules and procedures must be provided to Employee in writing ten days prior to the changes becoming effective.

(b)  “Voluntary Termination” shall mean termination by Employee of Employee’s employment other than (i) Termination by reason of Disability and (ii) Termination by reason of Employee’s Death.

Section 14.  Base Salary.  As compensation for the services to be rendered by Employee to the Company as provided in Section 1, and subject to the terms and conditions of Section 2, the Company agrees to pay to Employee an annual “Base Salary Rate” in accordance with the Company’s regular payroll practices (weekly) as follows:

(a)  $100,000 during the period prior to the full payment of the Note ; and

(b)  $50,000, during the period following the full payment of the Note, provided that such Base Salary Rate and Employee’s performance shall be reviewed by the Company’s Board of Directors on an annual basis, from and after such full payment and performance by Bella Petrella’s for a determination of whether an increase in Employee’s Base Salary Rate should be made, which adjustment shall be in sole discretion of the Company’s Board of Directors.

Section 15.  Bonus.  The Board of Directors may establish a goal or goals for the Company each year, which may include a target revenue goal, consummation of territory and franchise agreements and other elements.  Employee shall be considered for a bonus for achievement the goal or goals established by the Board.

Section 16.  Additional Benefits.  During the Term of this Agreement, Employee shall be entitled to the following benefits, in addition to Base Salary:

(a)  Employee Benefits.  Employee shall be included in all group insurance plans and other benefit plans and programs made available to management employees of the Company.

(b)  Vacation.  Employee is entitled to take four weeks paid vacation within one year from his Starting Date and each twelve month period thereafter.

(c)  Reimbursement for Expenses.  The Company shall reimburse Employee for reasonable out-of-pocket business, travel and entertainment expenses incurred by Employee in connection with his duties under this Agreement in accordance with the Company’s reimbursement policy in effect from time to time.  To receive reimbursement, the Employee must submit a monthly, written expense report, attaching receipts thereto, listing all expenses to be reimbursed, the amount of each, the business purpose or benefit of the expense and such other information as may be required to satisfy the requirements of the Internal Revenue Code for deduction of such expenses by the Company.  Any changes to Company’s policy must be provided to Employee in writing thirty days prior to the changes becoming effective.

(d)  Death and Disability Insurance.  The Company will purchase and maintain in force a policy of insurance with death and disability benefits at any time of not less than the Employee’s future salary and benefits payable to the Employee under Sections 7, 9 and 10.

Section 17.  Other Agreements.  Employee agrees that to induce the Company to enter into this Agreement, he has concurrently executed and delivered to the Company a certain Agreement Not to Compete.  Employee hereby covenants and agrees to fully abide by each and every term of such agreement, and agrees and understands that a breach or violation by Employee of any provision of such agreement shall constitute grounds for Termination for Cause, and that no such termination shall limit or affect any other rights and remedies of the Company arising out of or in connection with any such breach or violation.  The covenants on the part of Employee contained in such agreement shall survive termination of this Agreement, regardless of the reason for such termination, unless specifically excluded by this Agreement.  Employee hereby represents and acknowledges that the Company is relying on the covenants contained in such agreement in entering into this Agreement, and that the terms and conditions of the covenants contained in such agreements are fair and reasonable.

Section 18.  Notices.  Any and all notices or other communications required or permitted to be given under any of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered (excluding telephone facsimile and electronic mail and including receipted express courier and overnight delivery service) or mailed by first class certified U.S. mail, return receipt requested showing name of recipient, addressed to the proper party.  For purposes of sending notices under this Agreement, the addresses of the parties are the executive offices of the Company, addressed to the chief executive officer and Employee as set forth in his current employment records.

Section 19.  Entire Agreement.  This writing constitutes the entire agreement of the parties with respect to the subject matter hereof, superseding all prior agreements, understandings, representations and warranties with respect to the subject matter hereof.

Section 20.  Waivers.  No waiver of any provision, requirement, obligation, condition, breach or default hereunder, or consent to any departure from the provisions hereof, shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

Section 21.  Amendments.  This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto and amendment, modification or alteration of, addition to or termination of this Agreement or any provision of this Agreement shall not be effective unless it is made in writing and signed by the parties.

Section 22.  Withholdings.  All compensation and benefits to Employee hereunder shall be subject to all applicable federal, state, local and other withholdings and similar taxes and other payments required by applicable law.

Section 23.  Remedies.  All rights and remedies of the Company and of the Employee hereunder shall be cumulative and the exercise of any right or remedy shall not preclude the exercise of another.

Section 24.  Arbitration.  Any controversy or claim arising out of or relating to this agreement, or breach thereof (other than any action by the Company seeking an injunction or equitable relief under the Employee Non-Disclosure Agreement and Proprietary Rights Assignment or the Non-Solicitation and Non-Competition Agreement executed by the Employee, as amended from time to time) shall be settled by binding arbitration to be held in Tampa, Florida, in accordance with the Rules of the American Arbitration Association, and judgment upon any proper award rendered by the arbitrators may be entered in any court having jurisdiction thereof.  There shall be three arbitrators, one to be chosen directly by each party at will, and the third arbitrator to be selected by the two arbitrators so chosen.  To the extent permitted by the rules of the American Arbitration Association, the selected arbitrators may grant equitable relief.  Each party shall pay the fees of the arbitrator selected by him and his own attorneys, and the expenses of his witnesses and all other expenses connected with the presentation of his case.  The cost of the arbitration including the cost of the record of transcripts thereof, in any, administrative fees, and all other fees and cost shall be borne equally by the parties.  The rules of discovery of the Federal District Court for the Middle District of Florida shall govern discovery conducted by the parties, who shall have the right to apply to said court for enforcement thereof.

Section 25.  Construction.  This Agreement has been negotiated by the parties, section by section, and no provision hereof shall be construed more strictly against one party than against the other party by reason of such party having drafted such provision.  The order in which the provisions of this Agreement appear are solely for convenience of organization; and later appearing provisions shall not be construed to control earlier appearing provisions.

Section 26.  Invalidity.  It is the intent of the parties that each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law.  If any provision hereof shall be prohibited, invalid, illegal or unenforceable, in any respect, under applicable law, such provision shall be ineffective to the extent of such prohibition, invalidity or non enforceability only, without invalidating the remainder of such provision or the remaining provisions of this Agreement; and, there shall be substituted in place of such prohibited, invalid, illegal or unenforceable provision a provision which nearly as practicable carries out the intent of the parties with respect thereto and which is not prohibited and is valid, legal and enforceable.

Section 27.  Multiple counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original and, taken together, shall be deemed one and the same instrument.  Signatures on this Agreement transmitted via facsimile or by electronic mail (email) shall be treated as an original for all purposes hereunder.

Section 28.  Assignment, parties and binding effect.  This Agreement, and the duties and obligations of any party shall not be assigned without the prior written consent of the other party.  This Agreement shall benefit solely the named parties and no person shall claim, directly or indirectly, benefit hereunder, express or implied, as a third-party beneficiary, or otherwise.  Wherever in this Agreement a party is named or referred to, the successors (including heirs and personal representative of individual parties) and permitted assigns of such party shall be deemed to be included, and all agreements, promises, covenants and stipulations in this Agreement shall be binding upon and inure to the benefit of their respective successors and permitted assigns.

Section 29.  Jurisdiction and venue.  Any action or proceeding for enforcement of this Agreement and the instruments and documents executed and delivered in connection herewith which is determined by a court of competent jurisdiction not, as a matter of law, which seeks injunctive relief shall be brought and enforced in the courts of the State of Florida in and for Hillsborough County, and the parties irrevocably submit to the jurisdiction of each such court in respect of any such action or proceeding.

Section 30.  Applicable law.  This Agreement and all amendments thereof shall be governed by and construed in accordance with the law of the State of Florida applicable to contracts made and to be performed therein (not including the choice of law rules thereof).

[Signatures begin on following page]

IN WITNESS WHEREOF, the parties have signed this Agreement effective the Start Date.

Company:

Bobby V’s Original Westshore Pizza, LLC
By:  Bobby V’s Pizza, Inc, Sole Manager

By:  /s/ John V. Whitman, Jr.
John V. Whitman, Jr., Vice President

Employee:

/s/ Robert Vasaturo, Jr.
Robert Vasaturo, Jr

Guaranty

By execution hereof, Bella Petrella’s Holdings, Inc., the Sole Member of Bobby V’s Original Westshore Pizza, LLC, does hereby unconditionally and absolutely guaranty the prompt performance and payment of all obligations of Bobby V’s Original Westshore Pizza, LLC under all of the terms, covenants and conditions of this Agreement to Employee.

Date: August 31, 2011	Bella Petrella’s Holdings, Inc. By: /s/ John V. Whitman, Jr. John V. Whitman, Jr., Chief Executive Officer